Exhibit 10.1

AGREEMENT TO PURCHASE AND SELL

THIS AGREEMENT (this "Agreement") is made and entered into effective as of the Effective Date (as defined hereinafter) by and between USA Real Estate Investment Trust (“Seller”), and AAA Land Company, LLC (“Purchaser”).

1.           Offer to Purchase.   Purchaser offers and agrees to purchase from Seller, for the price, on the terms, and subject to the conditions set forth below, all of Seller's right, title, and interest in 121.33 Acres of land located in Section 25, Township 2 South Range 12 West, Stone County, MS (per attached legal description), (the “Property”); all members and appurtenances pertaining thereto, including any right, title and interest of Seller in and to adjacent streets, roads, alleys, and rights-of-way, if any, situated on the Property.

2.           Price and Deposit.   The purchase price for the Property shall be the sum of One-Million Nine-Hundred Thousand dollars ($1,900,000.00) (the "Purchase Price"), payable as follows:  Upon acceptance of this offer, Purchaser will deposit the sum of One-Hundred Thousand and No/100 Dollars ($100,000.00) (the "Deposit") . Upon expiration of the Title Curative Period (as defined below), unless Purchaser shall have terminated the Agreement, the Deposit shall become non-refundable, unless otherwise set forth herein. The Deposit, together will be credited against the Purchase Price at Closing or otherwise disposed of in accordance with this Agreement.  The balance of the Purchase Price will be payable in cash at Closing.  In no event will the Deposit or any part thereof be deemed to be earnest money.

3.           Title.

(A)         Seller shall convey to Purchaser a good and merchantable title to the Property in full ownership and with full warranty of title, subject only to the lien, if any, securing taxes not yet due and payable, but otherwise free of all Defects (as defined below).  Within 10 days, (i) Purchaser shall obtain and deliver to Seller, at Purchaser's expense, a title insurance commitment (the "Commitment") issued by a title insurance company of Purchaser's choice (the "Title Company"), setting forth all exceptions, claims or defects revealed by such Title Company's title examination of the Property, and (ii) Purchaser shall deliver to Seller written notice (the "Notice of Defects") of each exception, claim or defect revealed by such Commitment and such Survey to which Purchaser objects.  "Defects" shall mean and include any and all liens, privileges, mortgages, judgments, servitudes, and encumbrances, other than the following, which shall not be Defects: (a) utility servitudes and other servitudes reflected in the public records and reasonably acceptable to Purchaser; (b) ordinary zoning restrictions for the zoning district in which the Property is located that are not presently in violation and do not unreasonably impair Purchaser’s intended use of the Property; (c) any mineral rights containing a waiver of surface rights; and (d) taxes for current year not yet due and payable.

(B)         If Purchaser delivers a Notice of Defect to Seller, Seller shall thereupon use its best efforts to remove or cure the Defect(s) to Purchaser’s reasonable satisfaction as promptly as possible.  If Seller is unable to cure the Defect(s) to Purchaser’s reasonable satisfaction within thirty (30) days of receipt of the Notice of Defect (such period, subject to any mutual extension thereof, the "Title Curative Period"), Purchaser shall have the option either to waive the Defect(s) and accept the Property subject thereto, or to terminate this Agreement.  Purchaser must make such election by notice to Seller within three (3) days after the expiration of the Title Curative Period, as extended.  Notwithstanding the foregoing, Purchaser shall have the right to terminate this Agreement sooner if both parties agree that the Defect(s) cannot reasonably be cured by Seller.  If this Agreement is terminated pursuant to this Section, Seller shall promptly refund the Deposit, together with interest earned thereon (if any), to the Purchaser.  Upon Seller's removal or cure of the Defect(s) during the Title Curative Period, the transaction contemplated by this Agreement shall be closed as otherwise provided in this Agreement.

4.           Continuing Right of Entry.  During the period commencing with the date of execution of this Agreement by all parties, until the Closing Date, Purchaser and its agents shall have the right to enter upon the Property upon reasonable prior notice to and arrangements with Seller, to conduct due diligence activities and to show the Property to prospective tenants.

5.           Indemnity.  Purchaser shall defend, indemnify, and hold Seller harmless from and against any claims or actions asserted or made against Seller for any loss or damage to life or property, directly or indirectly resulting from Purchaser’s access to or use of the Property prior to the Closing, including but not limited to the performance of any of the tests, inspections, due diligence and leasing activities, except for loss or damage arising out of the acts or willful misconduct of Seller, its agents, employees, or contractors.

6.           Representations and Warranties Regarding Seller. Seller hereby represents, warrants and covenants to Purchaser that, the following are true as of the date of this Agreement, that Seller will not take any elective action to cause such representations and warranties to become untrue, and Seller shall immediately notify Purchaser in writing if any of the following cease to be true at any time prior to the Closing.  In the event any of the Seller's representations and warranties stated below proves to be untrue as of the Closing Date, Purchaser shall have the option of terminating this Agreement and upon such termination, the Deposit, together with interest earned thereon (if any), and shall be refunded to Purchaser.

(A)         There are no pending or threatened claims or legal actions affecting the Property.

(B)          Seller is the legal and equitable owner of the Property, with full right to convey the same, and without limiting the generality of the foregoing; Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in the Property.

(C)          There are no pending condemnation actions or special assessments of any nature which would affect the Property, and Seller has not received any notice of any condemnation actions or special assessments being contemplated.

(D)          Neither the Property nor, to the best of Seller's knowledge, any real estate in the vicinity of the Property is in violation of any federal, state, local or administrative agency ordinance, law, rule, regulation, order or requirement relating to environmental conditions or Hazardous Materials ("Environmental Laws").  Neither Seller nor, to the best of Seller's knowledge, any third party, has used, manufactured, generated, treated, stored, disposed of, or released any Hazardous Materials on, under or about the Property or real estate in the vicinity of the Property or transported any Hazardous Materials over the Property in violation of any Environmental Laws.  Neither Seller, nor to the best of Seller's knowledge any third party has installed, used or removed any storage tank on, from or in connection with the Property and there are no storage tanks or wells (whether existing or abandoned) located on, under or about the Property.  The Property does not consist of any building materials that contain Hazardous Materials.  For the purposes hereof, "Hazardous Materials" shall mean any material or substance that is now or hereafter prohibited or regulated by any statute, law, rule, regulation or ordinance or that is now or hereafter designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, without limitation, asbestos, asbestos containing material, urea formaldehyde and urea formaldehyde containing material.

(E)           Seller has received no notice of any encroachments either from adjacent lands onto the Property or from the Property onto adjacent lands.

(F)           All of the Property consists of legally subdivided parcels which may be transferred.

(G)           As of the Closing, there will be no outstanding written or oral contracts or obligations in connection with the Property which will be binding on Purchaser after the Closing.

(H)          The Property is in compliance with current building and zoning codes.

(I)            Seller has not filed nor been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

7.            Closing Date.   The Closing shall be held on a date (the “Closing Date”) chosen by Purchaser, upon ten (10) days prior written notice to Seller, but in no event later than thirty (30) days following the expiration of (i) the Title Curative Period, as the same may have been extended, whichever occurs later.  Any extension of the above Closing Date must be in writing and signed by both Seller and Purchaser.

8.            Expenses of Closing.

(A)         "Closing" means the settlement of the respective obligations of Purchaser and Seller to each other under this Agreement, including the conveyance of, and delivery and possession of the Property by Seller to Purchaser.

(B)          The Closing shall be held before a notary public selected by Purchaser.  At the Closing, Seller and Purchaser shall execute an act of sale prepared by the closing attorney, pursuant to which Seller shall sell the Property to Purchaser, together with such other documents as may be customary or necessary to consummate the conveyance of the Property in accordance with the provisions of this Agreement.  All of the closing documents shall be in form and substance reasonably acceptable to Seller and Purchaser.

(C)          At the Closing, all real estate taxes and all rents and profits from the Property shall be prorated to the date of the Closing.

(D)          Seller shall be responsible for and shall pay the following items in connection with this Agreement:

1.  All attorneys’ fees or other expenses incurred by the Seller, including cancellation of any inscriptions, etc.

(E)           Purchaser shall be responsible for and shall pay the following items in connection with this Agreement:

1.  Recording fees;

3.  Premium for title insurance and survey;

4.  All attorneys’ fees or other expenses incurred by Purchaser and the fees of the closing notary/attorney.

9.     Risk of Loss; Damage to Property.     Except for loss or damage caused by Purchaser’s due diligence activities, all risk of loss of the Property (including but not limited to loss by fire, or other casualty, or condemnation) shall remain with Seller until the Closing.  If all or a portion of the Property is damaged prior to Closing, Purchaser may elect to terminate this Agreement, and Purchaser shall receive a refund of Deposit, together with interest earned thereon (if any), in which event this Agreement shall be null and void.  Purchaser's election shall be made by written notice on or before the last date on which closing may occur.  If Purchaser goes forward with the sale, the Purchase Price shall be reduced equitably to reflect the Property’s loss of value.

10.    Default; Remedies.

(A)    If Purchaser should breach this Agreement by failing to purchase the Property (other than a refusal to purchase for a reason permitted by this Agreement), Seller shall be entitled to specific performance of Purchaser’s obligation to purchase the Property, or, at Seller's option, to terminate this Agreement and to retain the Deposit, together with interest earned thereon (if any), together with a sum to be paid by Purchaser to reimburse Seller for its out-of-pocket costs, including reasonable attorney's fees, incurred by reason of Purchaser's default as liquidated damages arising out of Purchaser's default.

(B)    If Seller should breach this Agreement by failing to convey the Property, Purchaser shall be entitled to specific performance of Seller’s obligation to convey the Property, or, at Purchaser’s option, to terminate this Agreement and to receive the return of the Deposit, together with interest earned thereon (if any), together with an equal amount to be paid by the Seller to Purchaser together with a sum to reimburse Purchaser for its out-of-pocket costs, including reasonable attorney's fees, incurred by reason of Seller's default as liquidated damages arising out of Seller's default.

11.     Broker.  In the event the Act of Sale contemplated herein is consummated, Seller shall pay a commission in the amount of six (6%) percent of the Purchase Price  to Rodney H. Stieffel (Broker) payable only if the sale contemplated herein closes, and then payable at the Closing only.  Except as set forth herein, each party hereto represents to the other that it has not incurred, directly or indirectly, any liability on behalf of the other party for the payment of any real estate brokerage commissions, finder's fees or other compensation to any agents, brokers, salesmen, or finders by reason of the consummation of the transactions contemplated by this Agreement.  Brokers are not intended to be third party beneficiaries of this Agreement, and the only rights to a commission in connection with the transactions contemplated by this Agreement are those set forth in the separate contracts described above.  Each party hereto shall indemnify, defend and hold the other harmless from and against any claim, liability or expense for any brokerage commissions, finder's fees or other compensation claimed to be due and owing by reason of its activities in entering or consummating the transactions contemplated by this Agreement.

12.     Notices     All notices required by this Agreement shall be delivered by certified mail, postage prepaid, return receipt requested, or via recognized overnight courier, to the following addresses, or to such other addresses as either party may designate to the other party in writing:

If to Purchaser:

AAA Land Co.
510 South Vardaman
Wiggins, Ms. 39577.

If to Seller:

USA Real Estate Investment Trust
Jeffrey B. Berger
650 Howe Av.
Suite 730
Sacramento, Ca. 95825

Notice delivered via certified mail shall be deemed delivered on the earlier of the date the notice is actually received (as evidenced by the return receipt) and the date which is three (3) days after such notice is deposited in the U.S. mail, postage prepaid.  Notice delivered via overnight courier shall be deemed delivered on the date following the date such notice is delivered to the overnight courier for delivery to a party hereto.

13.     Attorneys’ Fees.     Should either party employ an attorney or attorneys to enforce any of the provisions hereof, including but not limited to any indemnities set forth herein, or to protect its interest in any matter arising under this Agreement (other than in the preparation for and consummation of the Closing), or to recover damages for the breach of this Agreement, all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith by the party prevailing in any final judgment shall be paid by the other party.

14.     Assignment.    This Agreement shall apply to and bind the respective heirs, successors, executors, administrators and assigns of Purchaser and Seller.  Purchaser may assign its rights under this Agreement to any third party without the consent of Seller.

15.     Survival of Provisions.    All representations and warranties by the parties contained herein or made in writing pursuant to this Agreement are intended to and shall remain true and correct as of the Closing, shall be deemed to be material, and shall survive the execution and delivery of this Agreement and the Closing.  All indemnifications given in this Agreement and all covenants made in this Agreement which remain executory at the Closing shall survive the execution and delivery of this Agreement and the Closing.  As of the Closing, this Agreement shall have no further force or effect except with respect to those provisions which are specifically designated to survive Closing.

16.     Miscellaneous.    This Agreement constitutes the entire agreement of Purchaser and Seller concerning the sale of the Property.  This Agreement may only be amended by a written document executed by Purchaser and Seller.  Should any provisions of this Agreement prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Agreement in which time of performance is a factor.  Any executed copy of this Agreement shall be deemed an original for all purposes.  This Agreement may be executed in counterparts, which counterparts shall together constitute one Agreement if signed by both Purchaser and Seller, and may be executed in whole or in part by means of signatures transmitted by facsimile.  The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Purchaser or Seller.  The captions used in this Agreement are for convenience only and shall not be considered in the construction or interpretation of any provision hereof.  When the context of this Agreement requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural.

20.     Time and Manner of Acceptance.  This offer shall expire at 12:00 p.m.  Central Time, on Saturday, January 21, 2012 unless Seller has by such date and time accepted this offer by returning a copy of this Agreement, signed by Seller, to Purchaser.

21.     Effective Date.  This Agreement shall become effective upon the date it is last executed by Buyer or Seller.

WITNESSES:	PURCHASER: AAA Land Co. LLC

/s/ Brad Alexander	By:	Brad Alexander, Manager/Member
Date: 1/20/12

Seller accepts the foregoing offer and agrees to sell and convey the Property described in this Agreement for the price, on the terms, and subject to their conditions set forth above.

WITNESSES:	SELLER: USA Real Estate Investment Trust

/s/ Mark Wilkie	/s/ Jeffrey B. Berger
Name: Jeffrey B. Berger Title: Chief Executive Officer Date: 1-20-12

LEGAL DESCRIPTION

A parcel of land situated in Section 25, Township 2 South, Range 12
West, Stone County. Mississippi, being more particularly described as: Commencing at the Southeast Corner of the Southwest Quarter of
the Southeast Quarter of Said Section 25; thence run South 89 degrees, 44 minutes 33 seconds West 210.88 feet along the South line of the Southwest Quarter of the Southeast Quarter to the Point of
Beginning; thence run South 89 degrees 43 minutes 30 seconds West
1117.64 feet along said South line to the Southwest Corner of said
Southwest Quarter of the Southeast Quarter; thence run South 89 degrees 27 minutes 31 seconds West 1328.57 feet to the Southwest corner of the Southeast Quarter of the Southwest Quarter; thence run
North 00 degrees 03 minutes 03 seconds West 1322.20 feet to the
Northwest Corner of said Southeast Quarter of the Southwest
Quarter; thence run North 00 degrees 12 minutes 25 Seconds East
479.47 feet along the West line of the Northeast Quarter of the
Southwest Quarter; thence run North 89 degrees 21 minutes 51 seconds East 239.55 feet; thence run North 00 degrees 12 minutes 41 seconds West 659.57 feet; thence run South 89 degrees 19 minutes 31 seconds West 241.42 feet to the West line of said Northeast Quarter of the Southwest Quarter; thence run North 00 degrees 03 minutes 21 seconds West 426.27 feet along said west line to the Southwest
Right- of-Way line of U. S. Highway 49; thence run 392.48 feet along a curve to the left having a radius of 4119.78 feet and an included angle of 5 degrees 27 minutes 30 seconds with a chord of South 55 degrees 54 minutes 22 seconds East 392.33 feet along said Southwest
Right-of-Way; thence runs South 58 degrees 55 minutes 06 seconds
East 1461.99 feet along said Southwest Right-of-Way; thence run
South 70 degrees 08 minutes 19 seconds East 99.13 feet along said
Southwest Right-of-Way; thence run South 58 degrees 46 minutes 49 seconds East 1161.78 feet along said Southwest Right-of-Way to the
East line of the Southwest Quarter of the Southeast Quarter; thence run South 00 degrees 07 minutes 08 seconds West 1107.80 feet along said East line; thence run South 89 degrees 31 minutes 54 seconds
West 210.18 feet; thence run South 00 degrees 22 minutes 50 seconds
West 149.97 to the South line of said Southwest Quarter of the
Southeast Quarter back to the Point of Beginning.

Said Parcel contains 121.33 Acres, more or less.